Exhibit 10.4
AMENDMENT NO. 1
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1 to Amended and Restated Employment Agreement dated effective May 21, 2003 (the “Agreement”), by and between Quanta Services, Inc., a Delaware corporation (“Employer”), and John R. Wilson (“Employee”), is hereby entered into this 6th day of November, 2008.
     WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, “Section 409A”) require that payments of nonqualified deferred compensation to “specified employees” be delayed for six months from “separation from service” (as those terms are defined under Section 409A);
     WHEREAS, Employee is currently identified as a “specified employee” in accordance with Section 409A;
     WHEREAS, the Agreement provides for the payment of certain severance benefits upon termination of service, which may be considered nonqualified deferred compensation subject to Section 409A; and
     WHEREAS, Employer and Employee desire to amend the terms of the Agreement to comply with Section 409A.
     NOW, THEREFORE, Employer and Employee agree as follows:
     1. A new paragraph (f) is added to Section 6 of the Agreement to read as follows:
     “(f) Compliance with Section 409A of the Code. Notwithstanding any other provision to the contrary, if the Compensation Committee of the Board of Directors of the Employer (the “Committee”) determines in its discretion that severance payments due under this Agreement constitute “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments shall commence on the first payroll date of the seventh month following the month in which the Employee’s termination occurs (with the first such payment being a lump sum equal to the aggregate severance payments the Employee would have received during the prior six-month period if no such delay had been imposed). For purposes of this Agreement, whether the Employee is a “specified employee” will be determined in accordance with the written procedures adopted by the Committee which are incorporated by reference herein.”

     2. Any provisions of the Agreement not specifically amended herein shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto set their hand the day and year first above written.

EMPLOYER: Quanta Services, Inc.
By:	/s/ DARREN B. MILLER
	Name:	Darren B. Miller
	Title:	Vice President – Information Technology and Administration

EMPLOYEE:
/s/ JOHN R. WILSON
John R. Wilson